CERTIFICATE OF FORMATION

OF

AMERIDRIVES INTERNATIONAL, LLC

1. The name of the limited liability company is Ameridrives International, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ameridrives International, LLC this 21st day of December, 2005.

Patricia J. Turner

Patricia J. Turner,
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:00 PM 12/23/2005
FILED 12:00 PM 12/23/2005
SRV 051058141 - 2673483 FILE

PJT/llcs/Ameridrivesconversion